Exhibit 99.1

Iridex Reports Second Quarter 2025 Financial Results

MOUNTAIN VIEW, Calif., August 12, 2025 (GLOBE NEWSWIRE) -- Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today reported financial results for the second quarter ended June 28, 2025.

Second Quarter 2025 Financial Highlights

•
Generated total revenue of $13.6 million, representing growth of 7% year-over-year and 14% sequential growth versus the first quarter of 2025
•
Cyclo G6® product family revenue was $3.3 million, essentially flat year-over-year
o
Sold 13,100 Cyclo G6 probes compared to 15,100 in the prior year quarter
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Sold 35 Cyclo G6 Glaucoma Laser Systems compared to 28 in the prior year quarter
•
Retina product revenue was $8.0 million, representing growth of 10% year-over-year growth and 21% sequential growth versus the first quarter of 2025
•
Reduced operating expense by 28% compared to the prior year period
•
Achieved its third consecutive quarter of positive non-GAAP adjusted EBITDA
•
Cash and cash equivalents as of June 28, 2025 were $6.8 million, a reduction of $0.4 million in the quarter.

“Our second quarter results represent the transformational progress we are making on refocusing our business model to drive toward profitability," said Patrick Mercer, President and CEO. "For the third consecutive quarter, we have achieved year-over-year revenue growth, reduced operating expenses, and delivered breakeven or better adjusted EBITDA. We continue to identify and execute on additional opportunities to lower expenses further and improve margins. We remain focused and committed to take the necessary steps to build a more financially disciplined self-sustaining business, while strengthening our competitive position in the market.”

Second Quarter 2025 Financial Results

Revenue for the three months ended June 28, 2025 was $13.6 million, representing 7% year-over-year growth and 14% sequential growth versus the first quarter of 2025. Growth was driven primarily by higher Pascal system sales, medical and surgical retina system sales, partially offset by a decrease in surgical retina probe sales. Total product revenue from the Cyclo G6 product family was $3.3 million, essentially flat year-over-year. Other revenue increased $0.2 million to $2.2 million in Q2 2025 compared to $2.0 million in Q2 2024, driven primarily by an increase in service revenue.

Gross profit in Q2 2025 was $4.7 million or a 34.5% gross margin, a decrease of $0.4 million compared to $5.1 million, or a 40.7% gross margin, in Q2 2024, driven primarily by an increase in overall manufacturing costs, product mix weighing toward capital system sales and geographic mix weighting toward international sales, partially offset by increases in ASPs.

Operating expenses were $5.6 million in Q2 2025, a decrease of $2.2 million, or 28% compared to $7.8 million in Q2 2024, due mainly to expense reduction measures taken in late 2024.

Net loss was $1.0 million or $0.06 per share for Q2 2025, compared to a net loss of $2.7 million, or $0.16 per share, in the same period of the prior year.

Non-GAAP adjusted EBITDA for Q2 2025 was $21 thousand, an improvement of $1.7 million, compared to Non-GAAP adjusted EBITDA loss of $1.7 million for Q2 2024.

Cash and cash equivalents as of June 28, 2025 were $6.8 million, a reduction of $0.4 million in the quarter.

2025 Financial Outlook

The Company plans to achieve cash flow breakeven and positive adjusted EBITDA in 2025 on revenue generation consistent with 2024.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com or by dialing +1-888-596-4144 and providing passcode: 2197032 followed by pressing #.

About Iridex Corporation

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2025 Iridex Corporation. All rights reserved.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical expectations and commercial trends, market adoption and expansion, value-maximizing transactions, demand for and utilization of the Company's products and results and expected sales volumes. The Company can provide no assurance that it will complete any value-maximizing transactions on behalf of its stockholders. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks further described in the “Risk Factors” section of Iridex’s most recent Annual Report on Form 10-K, as well as in Iridex’s other reports filed with or furnished to the United States Securities and

Exchange Commission (“SEC”), available at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management evaluates and makes operating decisions using various performance measures. In addition to Iridex’s GAAP results, we consider Adjusted EBITDA. This non-GAAP result should not be considered as an alternative to net income, net cash provided by operating activities, or any other performance measure derived in accordance with GAAP. We present this non-GAAP result because management considers it to be an important supplemental measure of Iridex’s performance and refers to such measure when analyzing Iridex’s strategy and operations.

In calculating the above non-GAAP result: Adjusted EBITDA is defined as earnings before interest income and expense, taxes, depreciation, amortization, and share-based compensation, as well as excluding certain other non-GAAP adjustments. Adjusted EBITDA exclude from their GAAP equivalents items listed below;

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Share-based compensation expense. We excluded from our non-GAAP results the expense related to equity-based compensation plans as it represents expenses that do not require cash settlement from Iridex.
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Severance-related expenses. We excluded from our non-GAAP results the expenses related to restructuring events, partially offset by reversals of previously recognized severance expenses in subsequent periods. These expenses are unrelated to our ongoing operations, vary in size and frequency and are subject to significant fluctuations from period to period due to varying levels of restructuring activity. We believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.
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Nasdaq listing requirements compliance plan expenses. We excluded from our non-GAAP results the expenses related to plans for regaining compliance with the Nasdaq listing requirements. These expenses are unrelated to our ongoing operations and we believe that excluding these expenses provides a more meaningful comparison of the financial results to our historical operations and to the financial results of peer companies.

Management adjusts for the above items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is unrelated to the ongoing operation of the business in the ordinary course; they are unusual and we do not expect them to occur in the ordinary course of business; or they are non-operational or non-cash expenses involving stock compensation plans or other items.

A detailed reconciliation between Iridex’s non-GAAP and GAAP financial results is set forth in the financial tables at the end of this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release as well as in Iridex’s other reports filed with or furnished to the SEC.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Total revenues	$13,571	$12,631	$25,467	$24,392
Cost of revenues	8,889	7,496	15,730	14,799
Gross profit	4,682	5,135	9,737	9,593
Operating expenses:
Research and development	871	1,501	1,747	3,037
Sales and marketing	2,535	3,487	4,988	7,233
General and administrative	2,216	2,785	4,147	5,253
Total operating expenses	5,622	7,773	10,882	15,523
Loss from operations	(940)	(2,638)	(1,145)	(5,930)
Other expense, net	(33)	(22)	(1,502)	(156)
Loss from operations before provision for income taxes	(973)	(2,660)	(2,647)	(6,086)
Provision for income taxes	21	19	33	57
Net loss	$(994)	$(2,679)	$(2,680)	$(6,143)
Net loss per share:
Basic	$(0.06)	$(0.16)	$(0.16)	$(0.38)
Diluted	$(0.06)	$(0.16)	$(0.16)	$(0.38)
Weighted average shares used in computing net loss per common share:
Basic	16,793	16,287	16,760	16,270
Diluted	16,793	16,287	16,760	16,270

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2025	December 28, 2024
ASSETS
Current assets:
Cash and cash equivalents	$6,778	$2,387
Accounts receivable, net	10,030	8,394
Inventories	8,435	10,817
Prepaid expenses and other current assets	1,625	1,964
Total current assets	26,868	23,562
Property and equipment, net	40	115
Intangible assets, net	1,144	1,307
Goodwill	965	965
Operating lease right-of-use assets, net	1,295	1,792
Other long-term assets	1,273	1,394
Total assets	$31,585	$29,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,749	$7,594
Accrued compensation	1,861	1,672
Accrued expenses	584	477
Convertible note payable, current	-	1,734
Other current liabilities	2,101	1,812
Deferred revenue, current	2,269	2,176
Operating lease liabilities, current	1,145	1,094
Total current liabilities	13,709	16,559
Long-term liabilities:
Deferred revenue	7,587	8,350
Operating lease liabilities	248	811
Convertible note payable	3,675	1,004
Other long-term liabilities	307	314
Total liabilities	25,526	27,038
Stockholders’ equity:
Series B convertible preferred stock	6,000	-
Common stock	174	174
Additional paid-in capital	90,587	89,881
Accumulated other comprehensive (loss) income	(13)	51
Accumulated deficit	(90,689)	(88,009)
Total stockholders’ equity	6,059	2,097
Total liabilities and stockholders’ equity	$31,585	$29,135

IRIDEX Corporation

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Reconciliation of GAAP net loss to Adjusted EBITDA(a)
GAAP net loss	$(994)	$(2,679)	$(2,680)	$(6,143)

Interest income	(14)	-	(21)	(8)
Other expense	48	23	1,524	164
Provision for income taxes	21	19	33	57
Nasdaq listing compliance	152	-	152	-
Depreciation and amortization	378	369	759	772
Stock-based compensation	257	419	470	813
Severance related expense (for head count reduction)	173	161	199	189
Adjusted EBITDA	$21	$(1,688)	$436	$(4,156)

(a)Defined as earnings before interest income and expense, taxes, depreciation, amortization, and share- based compensation, as well as certain non-GAAP adjustments.